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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response .... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

/ / CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/X/ FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*      2. Issuer Name AND Ticker or Trading Symbol  6.Relationship of Reporting Person(s) to
Allen             Byron                M.      CapRock Communications Corp. (CPRK)            Issuer (Check all applicable)
-----------------------------------------      ---------------------------------------------        Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
15601 Dallas Parkway Suite 700                    Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person, if an Entity    December 31, 1999     ----        title ---       below)
                 (Street)                         (Voluntary)             -------------------               below)
Dallas          Texas                75248                                5. If Amendment,          Executive Vice President
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                 n/a         7. Individual or Joint/Group Reporting
                                                                          ------------------    (Check applicable line)

                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                  (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                   Day/        8)                                        Fiscal Year         (D) or         cial
                                   Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                         Amount    (A) or      Price                         (I)            ship
                                                                   (D)                                       (Instr. 4)     (Instr.
                                                                                                                            4)

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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (7-97)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock Option                                                                             Common
(Right to buy)               $19.50        4/1/99     A        15,000          (1)     4/1/09     Stock    15,000
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Employee Stock Option                                                                             Common
(Right to buy)               $23.25       10/1/99     A        10,000          (2)    10/1/09     Stock    10,000
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              of Derivative               Indirect
                                Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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                                15,000                  D
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                                10,000                  D
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Explanation of Responses:
   (1) The options become exercisable in annual increments of 3,000 shares each, beginning on the first anniversary of the date of grant.

   (2) The options become exercisable in annual increments of 2,500 shares each, beginning on the first anniversary of the date of grant.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ BYRON M. ALLEN               2/8/00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                 BYRON M. ALLEN

Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7-97)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.